UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2009

MedQuist Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Boulevard, Suite 300, Mount Laurel, New Jersey		08054-4632
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	856.206.4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2009, MedQuist Transcriptions, Ltd., a wholly-owned subsidiary of MedQuist Inc. (the "Company"), entered into a transcription services subcontracting agreement (the "Subcontracting Agreement") with CBay Systems & Services, Inc. ("CBay"), pursuant to which CBay will subcontract certain medical transcription, editing and related services to the Company. Under the Subcontracting Agreement, the Company will provide the medical transcription, editing and related services to CBay using labor located within the United States using the Company’s DocQment Enterprise Platform ("DEP"). The specific services to be performed will be set forth in order forms delivered by CBay to the Company from time to time during the term of the Subcontracting Agreement. The Company will receive 98% of the net monthly fees collected by CBay to its customers for the services provided by the Company.

The Subcontracting Agreement will expire on March 31, 2012 unless sooner terminated by either party. Either the Company or CBay may terminate the Subcontracting Agreement prior to its expiration for any reason upon at least six months prior notice to the other party. In addition, either party may terminate the Subcontracting Agreement immediately upon written notice to the other party in the event the other party breaches any material obligation under the Subcontracting Agreement and fails to cure such breach within 30 days or the other party files for bankruptcy.

On April 3, 2009, the Company entered into a transcription services agreement (the "Transcription Services Agreement" and, collectively with the Subcontracting Agreement, the "Agreements") with CBay, pursuant to which the Company will outsource certain medical transcription services to CBay. Under the Transcription Services Agreement, the Company will pay CBay a per line fee based on each transcribed line of text processed and the specific type of service provided. CBay will perform its services using the Company’s DEP and will be held to certain performance standards and quality guidelines set forth in the Transcription Services Agreement. The specific services to be performed will be set forth in order forms delivered by the Company to CBay from time to time during the term of the Transcription Services Agreement.

The Transcription Services Agreement will expire on April 3, 2012 unless sooner terminated by either party. Either the Company or CBay may terminate the Subcontracting Agreement prior to its expiration for any reason upon at least six months prior notice to the other party. In addition, either party may terminate the Transcription Services Agreement immediately upon written notice to the other party in the event the other party breaches any material obligation under the Transcription Services Agreement and fails to cure such breach within 30 days or the other party files for bankruptcy.

A copy of the Subcontracting Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Transcription Services Agreement will be filed by the Company as an exhibit to its quarterly report on Form 10-Q for the quarter ending June 30, 2009, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment

CBay is an affiliate of the Company’s majority shareholder, CBay, Inc. ("CBay, Inc."), which owns approximately 70% of the Company’s outstanding common stock. The Company and CBay are also parties to a transcription services agreement dated September 15, 2008 (the "2008 Agreement") pursuant to which the Company outsourced certain medical transcription services to CBay. The 2008 Agreement is an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 with portions omitted and filed separately with the SEC pursuant to an order for confidential treatment. Except for the Subcontracting Agreement, the Transcription Services Agreement and the 2008 Agreement, neither the Company nor any of its subsidiaries is a party to any agreement with CBay, CBay, Inc. or any other affiliate of CBay or CBay, Inc.

To ensure the terms of the Agreements and the transactions arising from the Agreements are arms’ length, the material terms and conditions of each of the Agreements were reviewed and approved by the Audit Committee of the Company’s Board of Directors pursuant to the Company’s previously disclosed Related Party Transaction Policy. The Company’s Audit Committee is comprised solely of independent directors, none of whom have an interest in either of the Agreements or the transactions arising from the Agreements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
The attached Exhibit Index is incorporated herein by reference.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.

April 6, 2009	By:	/s/ Mark R. Sullivan

Name: Mark R. Sullivan
Title: General Counsel, Chief Compliance Officer and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Transcription Services Subcontracting Agreement by and between MedQuist Inc. and CBay Systems & Services, Inc. dated March 31, 2009